Exhibit 99.1


Contact: David C. Meek                         Media Contact: Toni M. Cauble
Chief Financial Officer                        Vice President - Public Relations
706.645.4322                                   706.645.4879


           WESTPOINT STEVENS INC. ANNOUNCES PROPOSED RECAPITALIZATION


WEST POINT, GEORGIA (March 24, 2000) - WestPoint Stevens Inc. (NYSE:WXS) today announced that its Board of Directors has approved and adopted a plan of recapitalization pursuant to which shares of common stock held by all stockholders, other than the Company's Chief Executive Officer, President, Chief Financial Officer, other senior managers and their affiliates and certain other stockholders, will be reclassified into a new series of stock that will be redeemed for $22.00 per share in cash in the recapitalization. Consummation of the plan of recapitalization is subject to, among other things, stockholders' approval and the negotiation of agreements relating to the equity and debt financing necessary to pay the redemption price, refinance outstanding bank indebtedness, provide for sufficient working capital and pay all related fees and expenses. The Company's senior notes due 2005 and 2008 will remain outstanding. The Company is in the process of evaluating commitment letters received from various prospective equity and debt financing sources.

WestPoint Stevens Inc. is a home fashions consumer products marketing company with a comprehensive line of Company-owned and licensed brands for the bedroom and bathroom. The Company is vertically integrated and is the nation's leading manufacturer and marketer of bed linens, towels, comforters and other accessories that are sold in retail outlets throughout the world. WestPoint Stevens' home fashions and consumer products are marketed under the well-known brand names of GRAND PATRICIAN, PATRICIAN, MARTEX, UTICA, STEVENS, LADY PEPPERELL and VELLUX, and under licensed brands including RALPH LAUREN HOME COLLECTION, SANDERSON, ESPRIT, JOE BOXER and SERTA PERFECT SLEEPER. WestPoint Stevens can be found on the World Wide Web at www.westpointstevens.com.

Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements. These risks and uncertainties, and assumptions concerning the Company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.


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